UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MID PENN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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349 Union Street, Millersburg, PA 17061

March 24, 2008

Dear Shareholders:

It is my pleasure to invite you to attend the 2008 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, April 22, 2008, at 10:00 a.m., prevailing time. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

The Notice of the Annual Meeting and the enclosed proxy statement address the formal business of the meeting. The formal business agenda includes the election of three Class A Directors and consideration of a shareholder proposal. At the meeting, management will review the corporation’s operations during the past year and will be available to respond to questions.

We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the accompanying proxy as soon as possible in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice to the corporation’s Secretary so that your proxy will be superseded by any ballot that you submit at the meeting.

Sincerely,

Alan W. Dakey
Chairman of the Board
President and Chief Executive Officer

349 Union Street, Millersburg, PA 17061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2008

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m., prevailing time, on Tuesday, April 22, 2008, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, for the following purposes:

1.	To elect three Class A Directors to serve for a 3-year term and until their successors are elected and qualified;

2.	To consider a shareholder proposal to eliminate the classified Board of Directors;

3.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

In accordance with the corporation’s Bylaws and action of the Board of Directors, only those shareholders of record at the close of business on February 15, 2008, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

We have enclosed a copy of the corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2007. You may obtain a copy of the corporation’s annual report on Form 10-K including the financial statements and any exhibits for the 2007 fiscal year, at no cost, by contacting Alan W. Dakey, President and Chief Executive Officer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133.

We urge you to mark, sign, date and promptly return your proxy in the enclosed envelope so that you may vote your shares and in order that we may assure the presence of a quorum. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the corporation in reducing the expense of additional proxy solicitation. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

By Order of the Board of Directors,

Alan W. Dakey
Chairman of the Board
President and Chief Executive Officer

Millersburg, Pennsylvania

March 24, 2008

Your vote is important.

To vote your shares, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope.

349 Union Street, Millersburg, PA 17061

AMEX Trading Symbol: MBP

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

APRIL 22, 2008

Mailed to Shareholders on or about March 24, 2008

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q:	WHO IS ENTITLED TO VOTE?

A:	Shareholders as of the close of business on February 15, 2008 (the voting record date) are entitled to vote, and each share of common stock is entitled to one vote.

Q:	HOW DO I VOTE?

A:	There are two methods. You may vote by completing and mailing your proxy or by attending the meeting and voting in person. (See page 3 for more details.)

Q:	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A:	If you sign your proxy but do not make any selections, you give authority to Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams, as the designated proxy holders for the corporation, to vote on the election of directors, the shareholder proposal and any other matters that may arise at the meeting.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Yes. Only the Judges of Elections, our transfer agent, Registrar and Transfer Company, proxy holders and corporate secretary have access to your proxy. All comments remain confidential unless you ask that your name be disclosed.

Q:	WHO WILL COUNT THE VOTES?

A:	Kathy I. Bordner, Kevin W. Laudenslager and Dennis E. Spotts will review the tabulations of the votes as provided by Registrar and Transfer Company and act as Judges of Elections.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A:	Your shares are probably registered differently or are in more than one account. Sign and return all proxies to ensure that all your shares are voted. If you have all of your accounts registered in the same name and address, you should only receive one set of proxy materials in future years. You may arrange to have your shares registered in the same name and address by contacting the corporation’s transfer agent, Registrar and Transfer Company at (800) 368-5948.

Q:	WHAT CONSTITUTES A QUORUM?

A:	At the close of business on February 15, 2008, the corporation had 3,489,297 shares of common stock outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the meeting. If you vote by proxy or in person, we consider your shares as a part of the quorum.

Q:	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A:	Approximately 9.19% of our common stock, as of close of business on February 15, 2008. (See page 29 for more details.)

Q:	WHEN ARE THE 2009 SHAREHOLDER PROPOSALS DUE?

A:	As a shareholder, you must submit your proposal in writing by November 25, 2008, to Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. (See page 33 with regard to director nomination procedures.)

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MID PENN BANCORP, INC.

APRIL 22, 2008

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Mid Penn Bancorp, Inc., a Pennsylvania business corporation and registered bank holding company, furnishes this proxy statement in connection with the Board of Directors’ solicitation of proxies to be voted at the 2008 Annual Meeting of Shareholders. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, April 22, 2008, at 10:00 a.m., prevailing time. The corporation’s principal executive office is located at 349 Union Street, Millersburg, Pennsylvania 17061; the telephone number is (717) 692-2133. All inquiries regarding the annual meeting should be directed to Alan W. Dakey, Chairman of the Board, President and Chief Executive Officer of Mid Penn Bancorp, Inc.

Description of Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. became a bank holding company under Pennsylvania law and the Bank Holding Company Act of 1956 on December 31, 1991. Mid Penn Bank is the corporation’s wholly-owned subsidiary and is a Pennsylvania chartered commercial bank.

We are mailing a copy of the corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2007, with this proxy statement. You may obtain a copy of the corporation’s annual report on Form 10-K including the financial statements and exhibits for the 2007 fiscal year at no cost by contacting Alan W. Dakey, Chairman of the Board, President and Chief Executive Officer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133.

We have not authorized anyone to provide you with information about the corporation. You should rely only on the information contained in this document or on information to which we refer. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at Mid Penn Bancorp, Inc. subsequent to printing this proxy statement that might affect your decision or the value of your stock.

Additional Information

In accordance with Securities Exchange Act Rule 14a-3(3)(1), Mid Penn Bancorp, Inc., in the future intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. This method of delivery is known as “householding”. Upon written or oral request, Mid Penn Bancorp, Inc. will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify Cindy L. Wetzel at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 or by calling (717) 692-2133 and informing us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of Mid Penn Bancorp, Inc.’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors solicits this proxy for use at the corporation’s 2008 annual meeting of shareholders. The corporation’s directors, officers and bank employees may solicit proxies in person or by telephone, facsimile, email or other similar means without additional compensation. The corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the corporation sends to its shareholders. The corporation will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these entities. The corporation will reimburse these third parties for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on February 15, 2008, may vote at the annual meeting. The corporation’s records show that, as of the voting record date, 3,489,297 shares of common stock were outstanding. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors. See “Principal Shareholders” on page 28 for a list of the persons known by the corporation to be beneficial owners of 5% or more of the corporation’s common stock.

If your shares are registered directly in your name with Mid Penn Bancorp, Inc.’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the corporation. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The corporation has enclosed a proxy for your use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, the shareholder appoints Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams as proxy holders to vote the shares as indicated on the proxy. Proxy holders will vote any signed proxy not specifying to the contrary FOR the election of Matthew G. DeSoto, Robert C. Grubic and Gregory M. Kerwin as Class A directors for 3-year terms expiring in 2011 and AGAINST the shareholder proposal to eliminate the classified Board of Directors.

The Board of Directors proposes to mail this proxy statement to the corporation’s shareholders on or about March 24, 2008.

Quorum and Vote Required For Approval

In order to hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the corporation’s Bylaws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. The proxy holders will count votes withheld and abstentions when determining the presence of a quorum for each matter. The proxy holders will not count broker non-votes when determining the presence of a quorum for the particular matter as to which the broker withheld authority.

If a quorum is present, the three candidates for director receiving the highest number of votes cast by shareholders will be elected. The proxy holders will not cast votes withheld or broker non-votes for the Board’s nominees. A majority of votes cast by shareholders, either in person or by proxy, are required to approve the shareholder proposal to eliminate the classified Board of Directors. The proxy holders will not cast abstentions or broker non-votes against the shareholder proposal.

Revocability of Proxy

Shareholders of record who sign proxies may revoke them at any time before they are voted by:

•	giving written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061;

•	executing a later-dated proxy and giving written notice to the Secretary of the corporation; or

•	voting in person after giving written notice to the Secretary of the corporation.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting. Should you have any questions, please call Cindy L. Wetzel at (717) 692-2133.

Methods of Voting

Voting by Proxy

•	Mark your selections.

•	Date your proxy and sign your name exactly as it appears on your proxy.

•	Mail to the corporation in the enclosed, postage-paid envelope.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote (including proper identification).

•	Obtain a ballot.

•	Mark your selections.

•	Date your ballot and sign your name exactly as it appears in the corporation’s transfer books.

GOVERNANCE OF THE CORPORATION

Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of the American Stock Exchange (“AMEX”) and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eleven members. Under the AMEX standards for independence, the following directors meet the standards for independence: Jere M. Coxon, Matthew G. DeSoto, A. James Durica, Robert C. Grubic, Gregory M. Kerwin, Theodore W. Mowery, Donald E. Sauve, Edwin D. Schlegel, Guy J. Snyder, Jr. and William A. Specht, III. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Board of Directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Coxon	Yes	None
Mr. DeSoto	Yes	None
Mr. Durica	Yes	None
Mr. Grubic	Yes	Engineering Services
Mr. Kerwin	Yes	Legal Services
Mr. Mowery	Yes	Bank Insurance Coverage
Mr. Sauve	Yes	Food Purchases
Mr. Schlegel	Yes	None
Mr. Snyder	Yes	Heating Oil Purchases
Mr. Specht	Yes	None

In each case, the Board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 28.

The corporation’s Board of Directors oversees all business, property and affairs of the corporation. The Chairman and the corporation’s officers keep the members of the Board informed of the corporation’s business through meetings and by providing reports and other materials to the members. During fiscal 2007, the corporation’s Board of Directors held 13 meetings, and the bank’s Board of Directors held 14 meetings. In addition, the corporation’s independent Board members held two independent Board Meetings during fiscal 2007.

Code of Ethics

In 2003, as required by law and regulation, the corporation and the bank adopted a Code of Ethics. We amended our Code of Ethics twice in 2005 and again on February 22, 2006. We have filed a copy of the amended Code of Ethics that applies to directors, officers and employees with the SEC as Exhibit 14 to the Form 8-K filed on February 27, 2006. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available on the Investor Relations page of Mid Penn’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Alan W. Dakey, Chairman of the Board, President and Chief Executive Officer, Mid Penn Bancorp, Inc. at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Board or appropriate committee as warranted. The Board has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Investor Relations page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Board of Directors (other than a candidate proposed by the Board of Directors) must notify the Secretary of the corporation in compliance with the requirements of Article 10, Section 10.1 of the corporation’s Bylaws. Any shareholder who intends to nominate a candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 60 days prior to the date of any shareholder meeting called for the election of directors.

Annual Meeting Attendance

All ten (10) directors attended the 2007 Annual Meeting of Shareholders. While the corporation does not have a formal policy regarding attendance, all directors are strongly encouraged to attend the Annual Meeting of Shareholders.

Committees and Meetings of the Corporation’s Board of Directors

During 2007, the Board of Directors of the corporation maintained three standing committees: Audit, Compensation, and Nominating and Corporate Governance Committees which jointly serve the corporation and the bank. Only independent directors serve on these committees. Chairman Dakey attends committee meetings only when and to the extent requested by the committees. The function of each of these committees is described below.

AUDIT. This committee oversees audit coverage, selects the independent auditors, reviews the annual financial statements of the corporation and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent as defined in Section 121(A) of the AMEX listing standards. The Audit Committee has a charter which is attached as Appendix A. A. James Durica serves as the Audit Committee Financial Expert and Chairman of this committee.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become Board members, evaluates and selects, or recommends to the Board, director nominees for each election of directors. All members are independent (as independence is currently defined in Section 121(A) of the AMEX listing standards). Edwin Schlegel serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is attached as Appendix B. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important, qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other Board members, diplomacy and independent judgment. In addition, candidates should have a vested interest in the corporation through ownership of corporation stock. The Nominating and Corporate Governance Committee Policy and Charter was revised in August 2007 and requires directors to own a minimum of 2,500 shares of Mid Penn Bancorp, Inc. common stock or agree to acquire a minimum of 2,500 shares of Mid Penn Bancorp, Inc. stock within one year from the August 2007 Board meeting date, or in the case of newly appointed directors, one year from their date of appointment to the Board of Directors. Additional share ownership is encouraged.

The Nominating and Corporate Governance Committee process for identifying and evaluating nominees consists of compiling a list of nominees recommended by shareholders, Mid Penn Bancorp, Inc. directors and individuals who have approached officers and directors for consideration. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with the bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to form a smaller number of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board of Directors for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with the bank’s compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Board of Directors. The Compensation Committee has a charter which is attached as Appendix C to the 2007 Proxy Statement. Gregory Kerwin serves as Chairman of this committee.

	Audit	Nominating and Corporate Governance	Compensation
Jere M. Coxon	X	X	X

A. James Durica	X	X

Gregory M. Kerwin		X	X

Theodore W. Mowery		X	X

Donald E. Sauve	X		X

Edwin D. Schlegel	X	X

Guy J. Snyder, Jr.	X		X

William A. Specht, III			X

Meetings Held in 2007	8	5	5

Each of the directors attended at least 75% of the total number of Board of Directors meetings and committee meetings for the corporation and the bank during their tenure on the Board in 2007.

EXECUTIVE OFFICERS

Executive Officers of Mid Penn Bancorp, Inc. and Mid Penn Bank

The following table sets forth, as of February 15, 2008, selected information about the corporation’s and bank’s executive officers, each of whom is elected by the Board of Directors and each of whom holds office at the Board’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries
Alan W. Dakey	56	Chairman of the Board of the corporation and the bank since 2006. President and Chief Executive Officer of the corporation since 2000. President and Chief Executive Officer of the bank since 1994.

Edwin D. Schlegel	69	Vice Chairman and Lead Director of the corporation since 2006 and Director since 1991. Director of the bank since 1981. Retired Superintendent of Millersburg Area School District.

Kevin W. Laudenslager	44	Treasurer of the corporation since 1998. Chief Financial Officer of the bank since 1998 and Executive Vice President of the bank since 2003.

Cindy L. Wetzel	46	Secretary of the corporation since 1991. Corporate Secretary of the bank since 1985 and Vice President of the bank since 2002.

Eric S. Williams	46	Executive Vice President and Chief Lending Officer of the bank since 2003. He previously served as Vice President and Senior Commercial Loan Officer of the bank.

AUDIT COMMITTEE REPORT

The Board of Directors adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

•	reviewed and discussed the fiscal year 2007 audited financial statements with management and the independent auditors;

•

discussed with the independent auditors, Parente Randolph, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

•

reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007, be included in the corporation’s Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

Aggregate fees billed to the corporation and the bank by Parente Randolph, LLC, the independent accountants, for professional services rendered are as follows:

Year Ended December 31,	2007	2006
Audit fees, including quarterly reviews	$86,750	$81,650
Audit related fees	$64,250	$59,500
Tax fees	$7,000	$6,800
All other fees	$0	$0

Audit fees include fees billed for professional services rendered for the audit of annual financial statements and fees billed for the review of financial statements included in Mid Penn Bancorp, Inc. Forms 10-Q or services that are normally provided by Parente Randolph, LLC in connection with statutory and regulatory filings or engagements.

Audit related fees include fees billed for professional services rendered by Parente Randolph, LLC for reporting on Sarbanes-Oxley Section 404 compliance.

Tax fees include fees billed for professional services rendered by Parente Randolph, LLC for tax compliance, tax advice and tax preparation.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee, which is comprised of five directors, all of whom are considered “independent” as defined in Section 121 of the AMEX Company Guide. A. James Durica is qualified as a financial expert within the meaning of SEC and AMEX regulations, and the Board has determined that he has accounting and related financial management expertise to satisfy SEC requirements and those of the American Stock Exchange.

The Audit Committee developed a policy for pre-approval for services provided by the independent auditors. The policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other permissible services. Under the policy, pre-approval will generally be provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. Under the policy, a de minimis exception is provided whereby pre-approval may be waived for non-audit services that meet all of the following requirements:

•	The aggregate amount of all such services is not more than 5 percent of the total amount of fees paid to the independent auditor during the year in which the services are provided.

•	Such services were not recognized as non-audit services by the company at the time of the engagement.

•	The services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit.

The Audit Committee expects to engage Parente Randolph, LLC as independent certified public accountants for the examination of its financial statements for the fiscal year ending December 31, 2008. Parente Randolph, LLC served as the company’s certified public accountants for the year ended December 31, 2007.

The Board of Directors of the corporation believes that Parente Randolph, LLC’s knowledge of Mid Penn Bancorp, Inc. and Mid Penn Bank is beneficial. Parente Randolph, LLC advised us that none of its members has any financial interest in the corporation or the bank. They assisted us with the preparation of our federal and state tax returns and provided assistance in connection with tax research matters, charging for such services at its customary hourly billing rates. The corporation’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Audit Committee

A. James Durica, Chairman	Jere M. Coxon
Donald E. Sauve	Edwin D. Schlegel
Guy J. Snyder, Jr.

ELECTION OF DIRECTORS

Qualifications and Nomination of Directors

The corporation’s Bylaws authorize the number of directors to be not less than five (5) nor more than twenty-five (25). The Bylaws also provide for three classes of directors with staggered 3-year terms of office. The Board of Directors nominated the three persons named below to serve as directors until the 2011 annual meeting of shareholders or until their earlier death, resignation or removal from office. The nominees are presently members of the Board of Directors and have consented to serve another term as a director if re-elected. If the nominees should be unavailable to serve for any reason, a majority of the Board of Directors then in office may select someone to fill the vacancy until the expiration of the term of the class of directors to which he or she is appointed.

The Board of Directors is divided into three classes. Terms of the members of each class expire at successive annual meetings. Currently, Class A consists of four directors, Class B consists of three directors, and Class C consists of four directors. Shareholders will elect three Class A directors at this annual meeting to serve for a 3-year term.

The proxy holders intend to vote proxies for the election of each of the three nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation, retirement or removal from office.

The Board of Directors proposes the following nominees for election as Class A Directors at the annual meeting:

•	Matthew G. DeSoto

•	Robert C. Grubic

•	Gregory M. Kerwin

The Board of Directors recommends that shareholders vote FOR the election of the nominees listed above as Class A Directors of Mid Penn Bancorp, Inc.

INFORMATION REGARDING DIRECTOR NOMINEES

AND CONTINUING DIRECTORS

Information, as of February 15, 2008, concerning the three nominees to the Board of Directors, the six continuing directors and the two retiring directors appears below. You will find information about their share ownership on page 29.

Pursuant to the policy of the corporation’s Board, directors who reach the age of 70 prior to the date of the annual meeting may no longer serve on the Board of Directors. Directors Schlegel and Snyder, having attained the age of 70, will be retiring at the annual meeting, at which time they will become Directors Emeriti.

Current Class A Directors (to serve until 2008)

and

Nominees for Class A Directors (to serve until 2011)

Matthew G. DeSoto	Mr. DeSoto, age 31, has been a director since January 1, 2008. Mr. DeSoto is President of the Eastern Division for MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Sales Manager and Vice President of Business Development.

Robert C. Grubic	Mr. Grubic, age 56, has been a director since 2006. Mr. Grubic is President of Herbert, Rowland & Grubic, Inc. in Harrisburg, PA.

Gregory M. Kerwin	Mr. Kerwin, age 57, has been a director since 1999. Mr. Kerwin is a senior partner with the firm of Kerwin & Kerwin, Attorneys at Law in Elizabethville, PA.

Board of Directors - Continuing as Directors

Class B Directors (to serve until 2009)

Jere M. Coxon	Mr. Coxon, age 65, has been a director since 1991. Mr. Coxon is Executive Vice President of Penn Wood Products, Inc. in East Berlin, PA.

Alan W. Dakey	Mr. Dakey, age 56, has been a director since 1995. Mr. Dakey has served as Chairman of the Board of the corporation and the bank since 2006. Mr. Dakey has served as President and Chief Executive Officer of the bank since 1994 and became President and Chief Executive Officer of the corporation in 2000.

Class C Directors (to serve until 2010)

A. James Durica	Mr. Durica, age 60, has been a director since 2003. Mr. Durica is an independent CPA-Management Consultant in Hershey, PA. He previously served as President of Governor Funds at M&T Bank and as Senior Vice President, Treasurer and Chief Investment Officer of Keystone Financial, Inc.

Theodore W. Mowery	Mr. Mowery, age 49, has been a director since 2003. Mr. Mowery is a partner with Gunn-Mowery, LLC in Camp Hill, PA.

Donald E. Sauve	Mr. Sauve, age 66, has been a director since 1999. Mr. Sauve is a consultant for Don’s Food Market, Inc. in Lykens, PA.

William A. Specht, III	Mr. Specht, age 46, has been a director since 2006. Mr. Specht is President and CEO of Seal Glove Manufacturing, Inc., where he previously served as Vice President. He is also President of Ark Safety, previously serving as Vice President and President of Rescue Remedies. All companies are located in Millersburg, PA.

Retiring Directors

Class A

Edwin D. Schlegel	Mr. Schlegel, age 69, has been a director since 1991 and has served as Vice Chairman and Lead Director since 2006. Mr. Schlegel is retired and previously served as Superintendent of the Millersburg Area School District.

Class B

Guy J. Snyder, Jr.	Mr. Snyder, age 70, has been a director since 1991. Mr. Snyder is President of Snyder Fuels, Inc. in Sunbury, PA.

Compensation of the Board of Directors

Directors received no remuneration for attendance at the meetings of the Board of Directors of the corporation. All director fees are paid by the bank. The bank participates in the L. R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. The bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to the bank. Based on the surveys, which are reviewed by the Compensation Committee, a recommendation by the Compensation Committee is presented to the Board of Directors for final approval.

During 2007, Mid Penn Bank directors earned an annual fee of $10,500. A bonus was payable to directors each year based upon whether the bank meets certain performance criteria, with respect to earnings and growth, as outlined in the bank’s Performance Bonus Plan. Effective January 1, 2008, the director bonus plan was eliminated. Members of the Nominating and Corporate Governance Committee and members of the Compensation Committee received $250 for each meeting attended, while members of the Audit Committee received $300 per meeting attended. Directors who are also officers of the bank are not paid for attending committee meetings. In 2007, the Board of Directors was paid $153,650 in the aggregate, for all Board of Directors’ fees, bonuses and committee meetings attended. In addition, A. James Durica was paid $16,763 in fees for services rendered in his capacity as chairman of the Audit Committee, which includes his work to prepare for committee meetings and to attend meetings with the bank’s auditors, compliance consultants, SEC counsel, and other advisors the bank uses in connection with its audit program. Robert Grubic and Theodore Mowery were each paid an additional $100 for attending the bank’s Advisory Board Meetings.

The bank maintains a deferred fee plan for directors, which enables a director to defer payment of his fees until he leaves the Board. The following are the current directors who each deferred $8,000 in fees for 2007: Robert Grubic, Theodore Mowery, Donald Sauve, Edwin Schlegel and Guy Snyder, Jr. Deferred director fees paid to retired directors during 2007 totaled $11,926.

In May 1995, the Mid Penn Bank directors adopted a retirement bonus plan, subsequently renamed director retirement plan. The plan pays a retirement fee to directors who voluntarily terminate their service on the Board with at least five years of service. The retirement fee is determined by multiplying the “base retirement amount” for the member’s position ($533.35 for the Chairman, $266.68 for all other directors, which figures reflect the inflationary adjusted rates for 2007) by the number of full years the member served. No portion of the payment under this plan is assignable. The plan contains an inflationary adjustment provision and provides for survivor benefits. Payments due under the plan are paid quarterly for a term of 15 years to the director or his/her designated beneficiary. Earl Etzweiler, Harvey Hummel, Charles Lebo, Warren Miller, William Nelson and Eugene Shaffer received a total of $47,402 under this plan in 2007.

The following table summarizes the total director compensation awarded or earned for services in all capacities to the corporation and to the bank for the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	Total ($)
Jere M. Coxon	18,400	11,073	29,473
A. James Durica	34,963	1,804	36,767
Robert C. Grubic	14,550	887	15,437
Gregory M. Kerwin	15,300	(196)	15,104
Theodore W. Mowery	16,050	(3,821)	12,229
Donald E. Sauve	16,150	9,118	25,268
Edwin D. Schlegel	20,950	14,495	35,445
Guy J. Snyder, Jr.	17,450	10,696	28,146
William A. Specht, III	15,050	(3,189)	11,861

(1)	Includes annual fee, bonus and committee fees.

(2)	Amounts reflect a change in the mortality table used to value pension benefits based on a change made by the IRS.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors has appointed a Compensation Committee which administers the compensation program. The committee strives to offer a fair and competitive compensation policy to govern named executive officers’ base salaries and incentive plans and to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of the corporation and of the bank, resulting in higher profitability, increased dividends to the corporation’s shareholders and appreciation in market value of the corporation’s common stock.

The elements of compensation are base salary, bonus plans, supplemental benefits, retirement benefits and deferred compensation plans. As each element of compensation is intended to accomplish a specific goal, payments under one element are not taken into account when determining the amount to be paid under a different element.

Named Executive Officers’ Role in Determining Compensation

The compensation of the named executive officers is reviewed and approved annually by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation programs is to develop and recommend appropriate performance measures and targets for individual compensation levels and compile competitive benchmark data to assess competitive labor market. The Chief Executive Officer does not participate in the discussions or decisions regarding changes in his compensation.

Base Salary

Base salary is designed to attract and retain executives who can further the strategic objectives of the corporation and bank. Base salary is a major component of the named executive officers’ compensation and is reviewed every year to determine whether the salary is at the appropriate level. The Compensation Committee uses the L. R. Webber Associates, Inc. Salary/Benefits Survey described below, under “Benchmarking,” as a benchmark for base salary determination. The Committee uses this peer group of banks because of common industry issues and competition for the same executive talent group.

The Committee bases compensation increases to executive officers on subjective analysis of each individual’s contribution to the bank. Numerous factors are used in determining compensation increases, including: the bank’s earnings, return on assets, return on equity, market share, total assets and loans. Although performance and increases were measured by these factors, among others, no direct correlation formula exists between any specific criterion and an executive officer’s compensation. The Committee’s analysis did not provide a specific weight to any criteria and its determination is subjective after review of all information deemed relevant.

Prior to 2007, Chairman Dakey was paid director fees for his services as a board member on the Mid Penn Bank Board. Based on a recommendation by the Compensation Committee and subsequently approved by the Mid Penn Bank Board, Chairman Dakey’s director fees were eliminated as of January 1, 2007, and his base salary was increased by the amount of his director fees.

Benchmarking

The companies comprising the peer group in the L. R. Webber Associates, Inc. Salary/Benefits Survey are broken into two groups. The banks by asset size of $400 to $499 million include the following 10 banks and 3 thrifts:

1st Summit Bank, Johnstown	Mid Penn Bank, Millersburg
Alliance Bank, Broomall	NOVA Savings Bank, Berwyn
Atlantic Central Bankers Bank, Camp Hill	Peoples National Bank, Hallstead
Brentwood Bank, Bethel Park	Somerset Trust Company, Somerset
Dime Bank, Honesdale	Union National Community Bank, Lancaster
Juniata Valley Bank, Mifflintown	At its request, one bank was not listed in the survey
Kishacoquillas Valley National Bank, Reedsville

A second group contains banks in the same geographic area as Mid Penn Bank and is comprised of the following 20 banks and 2 thrifts:

Adams County National Bank, Gettysburg	Fulton Financial Corporation, Lancaster
Agchoice Farm Credit, Mechanicsburg	Graystone Bank, Lancaster
American Home Bank, Mountville	Jonestown Bank and Trust Co., Jonestown
Atlantic Central Bankers Bank, Camp Hill	Leesport Financial Corp., Wyomissing
Bank of Landisburg, Landisburg	Mid Penn Bank, Millersburg

Centric Bank, Harrisburg	New Tripoli Bank, New Tripoli
Ephrata National Bank, Ephrata	Orrstown Bank, Shippensburg
F&M Trust Company, Chambersburg	PA State Employees CU, Harrisburg
First National Bank of Fredericksburg, Fredericksburg	Union National Community Bank, Lancaster
First National Bank of Greencastle, Greencastle	York Traditions Bank, York
Fleetwood Bank, Fleetwood	At its request, one bank was not listed in the survey

The peer banks are utilized to arrive at salary ranges for all employees, including executive officers. The base salary levels set by the bank are comparable to the banks in the survey. The salary levels for executive officers of Mid Penn Bank fall within the ranges of the L. R. Webber Associates, Inc. Salary/Benefits Survey. The 2007 salary increases for executive officers were not increased as a result of benchmarking to the salary survey. Average base salary increases for the three named Mid Penn executives were 5.23%, which is comparable to the average salary increase of 4% for their positions in the L. R. Webber Associates, Inc. Salary/Benefits Survey.

Bonus Plan

Chairman Dakey, Mr. Laudenslager and Mr. Williams participate in the bank-wide bonus plan. The Board of Directors has determined that Chairman Dakey and Mr. Laudenslager are in key positions to influence the financial results of the bank and implemented an extra bonus to incent them to improve the earnings of the bank and achieve individual and corporate quarter and annual financial goals. The 2007 bank-wide bonus plan has two primary financial components: growth in earnings per share and growth in core deposits. The bonus calculation is based on Mid Penn Bancorp’s performance in these two areas compared to a group of six community banking organizations of comparable size to Mid Penn Bancorp, Inc. The six banking organizations have had a history of strong financial performance and consist of the following entities:

CNB Financial Corporation, Clearfield	Norwood Financial, Honesdale
Codorus Valley Bancorp, Inc., York	Orrstown Fin. Services, Inc., Shippensburg
Juniata Valley Financial Corp., Mifflintown	Penns Woods Bancorp, Inc., Jersey Shore

The bonus is calculated by comparing Mid Penn’s performance in growth in earnings per share and growth in core deposits to the averages for the peer group. Bonus levels are tiered and require that Mid Penn’s performance equals the average for the peer group for employees to qualify for a bonus. The range of bonus available to all employees is the same as the named executive officers, with a minimum bonus of 3% if Mid Penn matches the peer average, up to a maximum of 9% if Mid Penn exceeds the peer group average by 15%. Employees did not qualify for a bonus based on the performance criteria of the bonus formula, and therefore no bonuses were paid for 2007. The bonus plan is discretionary and may be amended by the Board of Directors at any time.

The extra bonus plan, in which Chairman Dakey and Mr. Laudenslager participate, requires that the bank attains performance levels to qualify for the bank-wide bonus plan. Since no bank-wide bonus was paid for 2007, no extra bonus was paid to Chairman Dakey and Mr. Laudenslager. The Compensation Committee determined in 2007 that the extra bonus plan was antiquated and was no longer an effective bonus plan. In September 2007, at the recommendation of the Compensation Committee, the Board of Directors approved the elimination of the extra bonus plan and further approved the extra bonus amounts of base salary for Chairman Dakey and Mr. Laudenslager be added to their base salaries effective January 1, 2008. The amount of the salary increase was 20% of base salary for Chairman Dakey and 6% of base salary for Mr. Laudenslager. These amounts represent the same extra bonus percentage that had been paid to Mr. Dakey since he was hired in 1993 and to Mr. Laudenslager since 1997.

Commercial Lender’s Incentive Plan

To reward his efforts in managing the commercial lending group, Mr. Williams participates in the Commercial Lender’s Incentive Plan, whereby he is rewarded for achieving specific bank goals. The purpose of the Commercial Lender’s Incentive Plan is to promote a superior level of performance by the bank’s lenders to meet and exceed portfolio and quality goals; to motivate, reward and reinforce superior operating performance both on a department and individual basis; to attract and retain the best commercial lenders; to encourage an atmosphere of teamwork; and to enhance profitability and productivity in support of the bank’s immediate and future business goals.

Mr. Williams’ Commercial Lender’s Incentive Plan is based on the performance of the commercial lending group and its performance relative to goals in three areas: loans originated, loans outstanding and fee income. To earn an incentive, the commercial lending group must exceed budget goals by at least 5%. The maximum incentive Mr. Williams can receive under the plan is 20% of his base pay. In January 2007, Mr. Williams received an incentive of $5,296 for the commercial lending group’s performance for the year 2006. The commercial lending group did not reach its performance goal for 2007, and therefore, Mr. Williams did not receive an incentive under this plan. The Commercial Lender’s Incentive Plan is a discretionary plan, and the Compensation Committee has the ability to increase or decrease bonus awards at its discretion and could grant a bonus award if performance targets are not met due to unusual circumstances. The Compensation Committee has not made adjustments to the Commercial Lender’s Incentive Plan in the past.

Incentive Programs

The bank also offers an individual business referral incentive program which rewards executive officers and employees for referring business to the bank and a perfect attendance bonus to reward executive officers and employees for having perfect attendance.

Employee Benefits Consultants

The bank has not utilized outside consultants to assist with its various compensation programs and benefits. The bank has utilized various surveys, including the L. R. Webber Associates, Inc. Salary/Benefits Survey previously mentioned, to determine the adequacy of its compensation components and how the various components compare to peer banks. The Compensation Committee used the services of Mosteller & Associates to establish the Commercial Lender’s Incentive Plan in which Mr. Williams participates. The Compensation Committee has the authority to utilize employee benefits consultants at its sole discretion.

Benefit Plans

Insurance Plans

Group life insurance, group disability and health insurance are available to all eligible employees and executive officers. All executive officers and employees may elect to participate in voluntary dental and vision plans. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the bank. These plans are not tied to bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Split Dollar Plan

Life insurance is provided to Chairman Dakey under an endorsement split dollar arrangement which provides a split-dollar share of death benefits to the executive’s beneficiary, depending upon the executive’s eligibility to receive payments. The plan is funded with bank-owned life insurance (BOLI) and is used to provide an additional benefit to Chairman Dakey. Split-dollar life insurance plans are widely available in the banking industry, because the bank will recover its plan costs upon the death of the executive, and the executive’s beneficiary will receive a split of the insurance proceeds. Although this benefit does not provide any current remuneration to the executive, it provides the bank with a mechanism to use to attract, retain and reward highly qualified executives, and it provides further incentive for longevity with the bank.

Retirement Plans

The bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, the bank is providing the named executive officers with incentive to continue in the employ of the bank.

The bank offers an Employee Profit Sharing Retirement Plan and Employee Stock Ownership Plan (ESOP) in which the named executive officers participate. A summary of each plan follows.

The Compensation Committee requested and reviewed retirement plan surveys from the National Profit Sharing Council and its actuary firm to use as a basis to compare the level of benefits the bank provides compared to the survey results. The Compensation Committee adjusted the level of retirement benefits it provides to executive officers and employees based on the results of the surveys. The named executives participate at the same percentage of retirement contributions as all bank employees.

Employee Profit Sharing Retirement Plan

The named executive officers participate in the same retirement plans as all other employees. The bank maintains the employee profit sharing retirement plan, which covers all employees who meet eligibility requirements. The bank’s profit sharing retirement plan rewards employees for their efforts in assisting the corporation meet its financial goals. The level of contribution the bank provides is discretionary and is not tied to a specific formula. The Board of Directors approves the contribution level based on a recommendation made by the Compensation Committee. A bank contribution of 6% of base salary was provided to all eligible employees, including the named executives for 2007.

As part of the Employee Profit Sharing Retirement Plan, the bank’s 401(k) plan allows employees to save their own money for retirement, to earn a matching contribution from the bank and to direct the investment of all funds in the 401(k) plan. The amount of match contributed to the named executives’ plan is the same as contributed to all other eligible employees. This plan is viewed as a necessity to successfully hire and retain employees in a competitive marketplace. The amount of the match provided by the bank is discretionary and is approved by the Board of Directors based on the recommendation of the Compensation Committee. For 2007, the bank matched 50% of the named executives contributions up to a maximum bank contribution of 3%.

Employee Stock Ownership Plan

The bank maintains an employee stock ownership plan for all bank employees and its subsidiaries who satisfy the length of service requirements. Participants do not contribute to the plan and the bank, in its discretion, may contribute. The plan is designed to reward performance and to drive an ownership culture by rewarding employees with corporation stock. The level of the bank’s contribution is discretionary and is not tied to any specific formula. The contribution level is approved by the Board of Directors based on a recommendation by the Compensation Committee. All eligible employees, including the named executives, received a contribution of 2% of their base pay for 2007.

Salary Continuation Agreement

The bank provides a salary continuation agreement to Chairman Dakey. These agreements are designed to account for some of the limitations with traditional pension plans and to encourage Chairman Dakey to remain an employee of the bank. Chairman Dakey’s vesting schedule provides a 50% vesting of the benefit after 5 years of service, 75% after 10 years and 100% after 15 years of service. Vesting applies to the early termination and disability benefit provided for in the plan, but does not apply to a change of control. Upon retirement, Chairman Dakey receives a specific annual benefit. In the event that Chairman Dakey terminates prior to retirement, the amount of the annual benefit is reduced. Salary continuation agreements are typical in the financial services industry, and the amount payable under the agreement is also consistent with what is expected in the financial services industry.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

In an effort to offer Chairman Dakey an additional method of saving for retirement and to account for some of the limitations with traditional pension plans, the bank maintains a non-qualified deferred compensation plan in which he is eligible to participate. The plan is also designed to encourage Chairman Dakey to remain an employee of the bank, by allowing him to defer a portion of his income to be paid out in the event of retirement, early termination, disability, a change of control or death. The amounts deferred accrue an annual rate of interest of eight percent (8%).

Executive Employment Agreement

On September 1, 2007, Mid Penn Bank entered into an Executive Employment Agreement with Alan W. Dakey, Chairman, President and Chief Executive Officer. The bank wishes to retain Chairman Dakey in his present capacity and is aware that Executive Employment Agreements are common in the banking industry for the Chief Executive Officer. The bank wishes to grow, and Chairman Dakey is expected to pursue acquisition opportunities for the bank. The Board did not want Chairman Dakey to have personal reservations concerning the pursuit of acquisitions because he did not have the protection of an employment agreement.

Chairman Dakey’s Executive Employment Agreement contains standard terms and conditions compared to employment agreements in place for the Chief Executive Officers of comparable Pennsylvania banks of similar size. Legal counsel prepared an initial draft contract, with the final provisions negotiated between the Compensation Committee and Chairman Dakey. The final agreement was approved by the Mid Penn Board of Directors prior to its execution. The term of the contract is two years, with automatic two-year renewals unless terminated by either party with advance written notice as to termination.

Triggering Events in Contracts

The triggering events contained in Chairman Dakey’s Employment Agreement are termination without cause, termination after a change of control, and termination for good reason. The Compensation Committee wanted to provide Chairman Dakey with the security of knowing that if he is terminated in one of those scenarios that he will receive some form of compensation during the transition phase from working for the corporation to finding another position. The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage Chairman Dakey to act in the best interests of the shareholders in evaluating any change of control opportunities and keeps him focused on running the corporation in the face of real or rumored corporate transactions. In addition, the contract contains a non-competition provision, whereby the executive is not allowed to compete with the corporation or solicit customers of the corporation for a specific period of time.

Material Differences in Named Executive Officers’ Compensation

The Compensation Committee determined the amount and type of compensation to be awarded to the named executive officers based on the salary and benefit survey information provided in the L. R. Webber Associates, Inc. Salary/Benefits Survey. As previously mentioned, the base salary increases for the named executives were comparable to salary adjustments in the L. R. Webber Associates, Inc. Salary/Benefits Survey. The Compensation Committee considers the salary ranges for the particular positions and has maintained executive salaries in the salary ranges for these executive positions. The Compensation Committee considers the performance evaluations, which are completed for each named executive, as another consideration in determining annual base salary increases. There were no material differences in the percentage of salary adjustments among the three named executives. The differential between salary levels for each of the three named executives is primarily driven by salary differentials in the salary survey with consideration also given to the experience and time in their respective positions.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments. Section 280G of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for compensation paid to employees in the event of a change of control which is in excess of three times the employee’s base salary as defined in the Section. The employee also is subject to a 20% excise tax on the amount of the excess payment, often referred to as an “excess parachute payment.” Chairman Dakey’s Employment Agreement provides that if the payment to Chairman Dakey would trigger Section 280G, then the amount which he will receive will be reduced to an amount which would not trigger the excise tax.

Equity Compensation Plans

The corporation does not maintain any equity compensation plans or stock options for executives or board members. The Board has determined that stock options are not consistent with the corporation’s philosophy and approach to compensation. Cash compensation is deemed the more appropriate form of payment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

Compensation Committee

Gregory M. Kerwin, Chairman	Jere M. Coxon
Theodore W. Mowery	Donald E. Sauve
Guy J. Snyder, Jr.	William A. Specht, III

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mr. Alan W. Dakey, Chairman of the Board, President and Chief Executive Officer of the corporation, attends Compensation Committee meetings only when and to the extent requested by the committee. Chairman Dakey does not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Executive Bonus and Incentive Plans

Chairman Dakey, Mr. Laudenslager and Mr. Williams participate in the bank-wide bonus plan which is based on two components: growth in earnings per share and growth in core deposits. The bonus formula allows for a maximum bonus of 9% of base salary. Based on the components of the bonus formula, no bonus was earned for the year 2007. The bonus earned based on this formula for 2006 was 5.50% and was paid to all employees in January 2007. Since Chairman Dakey and Mr. Laudenslager were in key positions to influence the financial results of the bank and as an incentive for them to improve the earnings of the bank, the Board implemented an extra bonus payable to Chairman Dakey and Mr. Laudenslager in the event that all employees qualify for a bonus under the bank-wide bonus plan. The extra bonus was 20% of base pay for Chairman Dakey and 6% of base pay for Mr. Laudenslager and was paid in addition to and at the same time the bank-wide bonus was paid. This extra bonus had been in place for the past 14 years and was since discontinued by the Board of Directors in 2007, effective January 1, 2008.

To reward his efforts in managing the commercial lending group, Mr. Williams participates in a chief lending officer incentive plan. The purpose of the plan is to reward Mr. Williams’ contribution to a superior level of organizational and operating performance for the commercial lending group. The operation of the plan is predicated on attaining and exceeding pre-established goals for the commercial lending group. Mr. Williams received an incentive under this plan of 4.95% of his base salary for 2007 and 2006, amounting to $5,296 in 2007 and $4,876 in 2006.

Employee Profit Sharing Retirement Plan

The corporation does not maintain a defined benefit pension plan. The bank, however, maintains the Employee Profit Sharing Retirement Plan, created in 1949, restated in 1994, and last amended in 2007, which covers all bank employees who meet eligibility requirements. The Board of Directors instituted a 401(k) Plan as part of the Employee Profit Sharing Retirement Plan effective January 1, 2007 for all bank employees who satisfy eligibility requirements. Eligible employees are entitled to receive a share of the bank’s contribution to the plan if they are bank employees on December 31st. For the year 2007, the Board approved a matching contribution rate of 50% of the employee contribution, up to a maximum bank contribution of 3%. The Board maintains the right to adjust its matching rate on an annual basis.

The annual contribution is determined by the bank’s Board of Directors and is contingent upon current or accumulative profits of the bank with the total amount of the annual contribution not to exceed 15% of the total eligible compensation paid by the bank to all participating employees. A participating employee’s share of such annual contribution is allocated on the basis of the participating employee’s eligible compensation up to $225,000 as compared to the total eligible compensation of all the participating employees. The contributions to the plan are paid to a trust fund that is administered by the bank’s Trust Department. A participating employee is allocated a share of the net income of the trust fund and the increase or decrease in the fair market value of its assets on the basis of such employee’s beginning of the plan year account balance, plus forfeitures of unvested balances from employees who terminated employment, less any payments as compared to the total beginning account balances, less payments to all the participating employees. A notice of the account balance is given to participating employees annually.

Distributions under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The plan provides for percentage vesting of 20% for the first full two years of service increasing annually thereafter to 100% vesting after six full years of participation. The plan provides for an accelerated vesting schedule in the event it becomes top-heavy.

Management cannot determine the extent of the benefits that any participating employee may be entitled to receive under the plan on the date of termination of employment because the amount of the benefits is dependent, among other things, upon the bank’s future earnings, the participants’ future compensation and the future earnings of the plan’s trust fund. As of December 31, 2007, the total market value of the Employee Profit Sharing Retirement Fund was approximately $6,982,379, which does not include 401(k) Plan. As of December 31, 2007, there were no shares of Mid Penn Bancorp, Inc. common stock in the plan.

Contributions the bank paid to the plan were $321,708 for 2007, including the employer match for the 401(k) Plan. The bank contributed $10,470 in 2007 to the plan for Mr. Dakey, Chairman of the Board, President and Chief Executive Officer of the corporation and the bank; $5,938 for Mr. Laudenslager, Executive Vice President and Chief Financial Officer of the bank; and $6,900 for Mr. Williams, Executive Vice President and Chief Lending Officer of the bank. In addition, the bank made matching contributions to the 401(k) Plan in 2007 of $5,247 for Chairman Dakey, $2,474 for Mr. Laudenslager and $3,462 for Mr. Williams. As of February 15, 2008, Chairman Dakey had 15 years of credited service under the plan. Mr. Laudenslager and Mr. Williams had 23 and 7 years of credited service under the plan, respectively.

Employee Stock Ownership Plan

Effective January 1, 1998, the Board of Directors adopted the Mid Penn Bank Employee Stock Ownership Plan for all bank employees and its subsidiaries who satisfy length of service requirements. The Plan was last amended in 2007. Participants do not contribute to the plan. The Plan invests in shares of Mid Penn Bancorp, Inc. stock, holding 45,193 shares as of December 31, 2007. Each year the bank may, in its discretion, contribute to the ESOP. In 2007, the bank contributed $78,569 to the plan. As of December 31, 2007, the total market value of the Employee Stock Ownership Plan was approximately $1,294,339. In 2007, the bank contributed $3,490 to the plan for Mr. Dakey, Chairman of the Board, President and Chief Executive Officer of the corporation and the bank; $1,979 for Mr. Laudenslager, Executive Vice President and Chief Financial Officer of the bank; and $2,300 for Mr. Williams, Executive Vice President and Chief Lending Officer of the bank.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to the corporation and the bank for the fiscal years ended December 31, 2007 and December 31, 2006 for Alan W. Dakey, Chairman of the Board, President and Chief Executive Officer, Kevin W. Laudenslager, Executive Vice President and Chief Financial Officer and Eric S. Williams, Executive Vice President and Chief Lending Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (2)(3)(4)(5)(6)(7)	Total ($)
Alan W. Dakey	2007	174,500	40,035	—	—	—	44,324	21,167	280,026
Chairman of the Board President and Chief Executive Officer	2006	157,000	35,880	—	—	—	43,256	28,800	264,936
Kevin W. Laudenslager	2007	98,967	10,565	—	—	—	—	11,417	120,949
Executive VP and Chief Financial Officer	2006	91,871	8,260	—	—	—	—	10,924	111,055
Eric S. Williams	2007	115,000	5,885	—	—	—	—	19,037	139,922
Executive VP and Chief Lending Officer	2006	107,000	3,940	—	—	—	—	17,439	128,379

(1)	Includes FICA excess interest on Executive Deferred Compensation Plan of $2,905 and $2,049; projected annual accrual on the Salary Continuation Plan of $39,164 and $36,524; and change in pension value of Director Retirement Plan of $2,255 and $4,683. The disclosed accrual on the Salary Continuation Plan is greater than the actual walk-away benefit.

(2)	Includes annual Board of Director fees of $10,000 earned by Chairman Dakey for 2006, and a director’s bonus paid to Chairman Dakey of $1,550 and $1,120 for 2007 and 2006, respectively.

(3)	Includes $15,717 and $12,560 contributed by the bank to the Employee Profit Sharing Retirement Plan on behalf of Chairman Dakey for 2007 and 2006, respectively; $8,412 and $7,350 for Mr. Laudenslager for 2007 and 2006, respectively; and $10,362 and $8,560 for Mr. Williams for 2007 and 2006, respectively.

(4)	Includes $3,490 and $4,710 contributed by the bank to the ESOP on behalf of Chairman Dakey for 2007 and 2006, respectively; $1,979 and $2,756 for Mr. Laudenslager for 2007 and 2006, respectively; and $2,300 and $3,210 for Mr. Williams for 2007 and 2006, respectively.

(5)	Includes a perfect attendance bonus and referral incentives of $410 paid by the bank to Chairman Dakey for 2007 and 2006; a perfect attendance bonus of $500 and a perfect attendance bonus and referral incentives of $510 paid to Mr. Laudenslager for 2007 and 2006, respectively; and $430 and $420 perfect attendance bonus and referral incentives paid to Mr. Williams for 2007 and 2006, respectively.

(6)	Includes life insurance premiums of $526 and $308 paid by the bank on behalf of Mr. Laudenslager for 2007 and 2006, respectively; and $649 and $373 paid by the bank on behalf of Mr. Williams for 2007 and 2006, respectively, pursuant to life insurance maintained for employees.

(7)	Includes $5,296 and $4,876 paid by the bank to Mr. Williams for 2007 and 2006, respectively under the terms of the Chief Lending Officer Incentive Plan.

Director Deferred Fee Agreement

The bank maintains a director deferred fee plan, whereby directors may defer up to $8,000 in director fees each year. The director receives either a lump sum or equal monthly installments in an amount equal to his deferral account upon retirement, early termination, disability, a change in control, a hardship or death.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

Under the executive deferred compensation agreement and executive deferred bonus agreement, Chairman Dakey may defer specified amounts of compensation and bonuses. The amounts deferred under the agreements earn interest at the rate of eight percent (8%) annually, compounded semi-annually. Chairman Dakey will receive either a lump sum or equal monthly installments in an amount equal to his deferral account upon retirement, early termination, disability, a change in control, a hardship or death.

The following tables summarize certain information concerning Chairman Dakey’s participation in the Executive Deferred Compensation Plan and Director Deferred Fee Plan for the 2007 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($) (2)
Alan W. Dakey Chairman of the Board President and Chief Executive Officer	—	—	12,145	—	162,653

(1)	Includes interest of $11,452 credited on the Executive Deferred Compensation Plan and $693 credited on the Director Deferred Fee Plan.

(2)	Includes a balance of $151,792 on the Executive Deferred Compensation Plan and $10,861 on the Director Deferred Fee Plan.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alan W. Dakey Chairman of the Board President and Chief Executive Officer	Salary Continuation Plan	9	39,164	—

Salary Continuation Plan

To encourage Chairman Dakey to remain an employee of Mid Penn Bank, the bank entered into an agreement effective January 1, 1999, to provide salary continuation benefits. The amount of the annual benefit is $84,000 per year provided Chairman Dakey remains employed by the bank until his normal retirement age of 65. The benefit is to be paid in monthly installments over a term of 15 years to Chairman Dakey or his beneficiary. The agreement provides a change of control provision, disability provision and an early termination benefit. The agreement also contains a vesting schedule which is graduated over a term of 16 years from the effective date of the agreement. Chairman Dakey’s early termination benefit in the plan was $27,387 per annum as of January 1, 2008, and he is 50% vested in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The corporation has determined that the appropriate triggering events for payments under certain plans are retirement, early retirement, disability, change of control and death. These triggers are standard in the financial industry and are appropriate to accomplish the corporation’s intent of providing an incentive for longevity. The following agreements contain change of control or early termination provisions for Chairman Dakey.

Officer Split Dollar Life Insurance Plan

In order to attract, retain and reward highly qualified executives, the bank has purchased certain life insurance policies for certain executives. Effective January 1, 1999, the bank entered into an agreement to provide Chairman Dakey with life insurance coverage equal to three times his base salary up to a maximum of $600,000. In 2001, the bank purchased bank-owned life insurance to fund the premiums of the Officer’s Split Dollar Life Insurance Plan. Chairman Dakey will have a vested insurance benefit in the policies at the earliest of the following events: (1) reaching normal retirement age while employed by the company; (2) reaching a total of 70 when the participant’s age and years of service are combined; (3) termination of employment due to disability; (4) termination of employment following a change of control. Upon reaching age 65, reaching a total of 70 when Chairman Dakey’s age and years of service are combined, termination of employment due to disability, or termination of employment following a change of control, Chairman Dakey shall become vested in an insurance benefit equal to three times his base annual salary.

Director Deferred Fee Agreement

Upon retirement, early retirement, disability, death or a change of control, the named executive officer, or the named executive officer’s beneficiary, would be entitled to a lump sum payment in the amount of his deferral account balance.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

Upon retirement, early termination, disability or change of control, the named executive officer would be entitled to monthly payments over a specified time period totaling the amount of his deferral account balance. Under the pre-termination death benefit, the beneficiary will receive 120 equal monthly installment payments. Under the post-termination death benefit, the beneficiary will receive the remaining installment payments.

Salary Continuation Agreement

Upon retirement, early termination, disability, change of control or death, the named executive officer will receive a specific annual amount depending upon the nature of the triggering event and the number of years of service.

Executive Employment Agreement

On September 1, 2007, the bank and Chairman Dakey executed an Executive Employment Agreement. In the event of Chairman Dakey’s termination of employment for other than good cause, as defined in the agreement, or for a change of control, as defined in the agreement, Chairman Dakey shall be entitled to a continuation of his current base salary for a period of two years. Mid Penn Bank shall also provide all medical, life insurance and health-and-accident plans and arrangements for a period of two years.

Under Chairman Dakey’s Employment Agreement, he will receive two times his annual base salary in twenty-four monthly installments if he is terminated without cause or if he terminates his employment for good reason as defined in the Employment Agreement. He will also receive benefits for twenty-four months. If he is terminated after a change of control, he will receive a lump sum payment equal to two and one-half times his annual base salary and benefits for twenty-four months.

The following table shows the potential payments upon termination or change of control of the corporation for Chairman Dakey under his Split Dollar Life Insurance Plan, Director Deferred Fee Agreement, Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement, Salary Continuation Agreement, and Director Retirement Plan and Survivor Income Agreement. The chart assumes the triggering events took place on December 31, 2007.

Agreement	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Termination resulting from a Change of Control	Disability	Death	Termination for Good Reason
Split Dollar Life Insurance Plan (1)	$0	$0	$0	$0	$0	$0	$0	$523,500	$0
Director Deferred Fee Agreement (1)	$10,861	$10,861	$10,861	$10,861	$10,861	$10,861	$10,861	$10,861	$10,861
Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement (1)	$151,792	$151,792	$151,792	$151,792	$151,792	$151,792	$151,792	$274,000	$151,792
Salary Continuation Agreement (2)	$27,387	$27,387	$84,000	$27,387	$0	$84,000	$29,226	$84,000	$27,387
Director Retirement Plan and Survivor Income Agreement (2)	$48,833	$48,833	$48,833	$48,833	$0	$48,833	$48,833	$277,664	$48,833
Executive Employment Agreement - Health and Long-Term Disability Benefits (3)	$0	$0	$0	$22,375	$0	$22,375	$87,250	$0	$22,375
Executive Employment Agreement – Severance (1)	$0	$0	$0	$349,000	$0	$436,250	$0	$0	$349,000

(1)	Lump sum payments

(2)	Indicates annual benefit amount to be distributed in equal payments over a period of 15 years

(3)	Total of 24 months health insurance premiums; Long-term disability payment equal to 6 months salary

Under the bank’s group life insurance plan, as of December 31, 2007, upon death, Kevin W. Laudenslager’s beneficiary would receive $294,000, or in the case of accidental death, $588,000. Likewise, Eric S. Williams’ beneficiary would receive $318,000, or in the case of accidental death, $636,000. Neither Mr. Laudenslager nor Mr. Williams would be entitled to receive any other compensation under any other scenarios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neither the corporation nor the bank have entered into any material transactions, proposed or consummated, with any other director or executive officer of Mid Penn Bancorp, Inc. or Mid Penn Bank, or any associate of the foregoing persons. From time to time, the bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Board of Directors prior to any commitment by the bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Board of Directors, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Board for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Board of Directors on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

The bank makes loans to the corporation’s and the bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more during the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loans did not involve more than the normal risk of collection or present other unfavorable features.

BENEFICIAL OWNERSHIP OF

MID PENN BANCORP’S STOCK HELD BY

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on February 15, 2008, more than 5% of the outstanding shares of Mid Penn Bancorp’s common stock.

Beneficial ownership of Mid Penn Bancorp’s common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 15, 2008.

Title of Class of Security	Name and Residential Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	CEDE & Co. (1) The Depository Trust Company PO Box 20 Bowling Green Station New York, NY 10274	1,140,544 shares	32.69%

(1)	CEDE & Co. holds shares of various brokerage firms, banks or other nominees on behalf of individual shareholders, commonly referred to shares held in “street name”.

Share Ownership by the Directors, Officers and Nominees

The following table shows, as of February 15, 2008, the amount and percentage of Mid Penn Bancorp’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Beneficial ownership of shares of Mid Penn Bancorp’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 15, 2008.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jere M. Coxon	54,896	(1)	1.57%
Alan W. Dakey	13,633	(2)	.39%
Matthew G. DeSoto	1,039	(3)	.03%
A. James Durica	2,298	(4)	.07%
Robert C. Grubic	10,050.29%
Gregory M. Kerwin	22,957	(5)	.66%
Theodore W. Mowery	2,574.07%
Donald E. Sauve	3,083	(6)	.09%
Edwin D. Schlegel	80,428	(7)	2.30%
Guy J. Snyder, Jr.	123,218	(8)	3.53%
William A. Specht, III	2,481	(9)	.07%
Kevin W. Laudenslager	1,692.05%
Cindy L. Wetzel	2,481	(10)	.07%
All Officers and Directors as a Group (13 persons)	320,830		9.19%

(1)	Includes 1,789 shares held by Mr. Coxon’s spouse.

(2)	Includes 12,771 shares held jointly by Chairman Dakey and his spouse.

(3)	Includes 39 shares held by Mr. DeSoto as a 50% owner in a partnership account.

(4)	Includes 551 shares held jointly by Mr. Durica and his spouse and 1,747 shares held by Mr. Durica in an IRA.

(5)	Shares held jointly by Mr. Kerwin and his spouse.

(6)	Shares held jointly by Mr. Sauve and his spouse.

(7)	Shares held jointly by Mr. Schlegel and his spouse.

(8)	Includes 69,886 shares held jointly by Mr. Snyder and his spouse and 53,332 shares held individually by his spouse. 98,045 shares held by Mr. and Mrs. Snyder are pledged as security.

(9)	Shares held jointly by Mr. Specht and his spouse.

(10)	Shares held jointly by Mrs. Wetzel and her spouse.

SHAREHOLDER PROPOSAL

We received the following shareholder proposal from Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227. Mr. Armstrong owns approximately 115 shares of common stock. Mid Penn Bancorp disclaims any responsibility for the content of this proposal and supporting statement which are presented verbatim from the shareholder.

Resolution

That the shareholders of MID PENN BANCORP request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

The Board recommends a vote “AGAINST” this proposal.

The Board of Directors has carefully considered the proposal and the arguments in favor and against a classified board. Our review included consideration of the present state of financial services industry, the history of the classified board and current regional and national corporate practices relating to classified boards. After our review, we concluded that at present the classified board system remains in the best interests of the corporation and its shareholders.

Stability and Continuity. We believe that a classified board enhances the stability and continuity of the Board of Directors. Our Board of Directors puts great emphasis on long-term planning and focus. By electing one-third of the directors each year, it ensures that two-thirds of the directors remaining have the requisite experience and knowledge of the company’s ongoing business and affairs to implement and focus on strategic long-term planning and goals. A sudden change in board composition could jeopardize our long-term plans.

Accountability. While our directors hold three-year terms on a classified board, they have the same fiduciary and legal duties to the shareholders of Mid Penn Bancorp as directors elected on a yearly basis. It is the manner in which directors conduct themselves on the board that drives corporate governance and not the frequency to which they are elected. Furthermore, as visible local community and business leaders, they are available to be contacted by any shareholder to discuss issues throughout the year.

Independence. We believe that a classified board enhances director independence. By electing one-third of the board each year, our directors are insulated from pressure by management or special interest groups that may have interest which are contrary to the best interests of shareholders.

Value Protection. A classified board also protects your company against unfriendly or unfavorable takeover proposals. If persons or entities of questionable intent or hostile to the long-term shareholder interests took a position in the company which permitted them to determine the outcome of an election of directors in a yearly election regime, they could abruptly change the composure of the board in a single year and thereby diminish shareholder value protections. However, a classified board would slow any change in board composition over the span of a couple of years. This would encourage any influences of questionable intent to negotiate with the board and permit the board to consider various alternatives, if available, and maximize shareholder value.

Vote Required and Board Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, whether in person or by proxy, is required for the approval of the proposal presented above. However, because this proposal is only a request, approval of the proposal will not automatically repeal the classified board. Eliminating the classified board would require further action by the board.

The Board recommends a vote “AGAINST” this proposal. Proxies solicited by the board will be voted “AGAINST” this proposal unless otherwise instructed on the proxy card.

COMPLIANCE WITH SECTION 16(a) REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that officers and directors, and persons who own more than 10% of a registered class of the corporation’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of these forms, or written representations from certain reporting persons that no Forms 5 were required for those persons, Mid Penn Bancorp, Inc. believes that during the period from January 1, 2007, through December 31, 2007, its officers and directors complied with all applicable filing requirements, except for Mr. Mowery and Mr. Grubic, who each filed one late report for one transaction.

CERTIFIED PUBLIC ACCOUNTANTS

Representatives of Parente Randolph, LLC are not expected to be present at the Annual Meeting of Shareholders to be held April 22, 2008. However, if representatives of Parente Randolph, LLC do attend, they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in Mid Penn Bancorp, Inc.’s proxy statement for next year’s annual meeting, the written proposal must be received by the corporation no later than November 25, 2008. All proposals must comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If a shareholder proposal is submitted to the corporation after November 25, 2008, it is considered untimely; and, although the proposal may be considered at the annual meeting, the corporation is not obligated to include it in the 2009 proxy statement. Similarly, in compliance with the corporation’s Bylaws, shareholders wishing to nominate a candidate for election to the Board of Directors, must notify the corporation’s Secretary in writing no later than 60 days in advance of the meeting. Shareholders must deliver any proposals or nominations in writing to the Secretary of Mid Penn Bancorp, Inc. at its principal executive office, 349 Union Street, Millersburg, Pennsylvania 17061. See page 6 for more information about nominations to the Board of Directors.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those discussed in this proxy statement or referred to in the accompanying Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of Mid Penn Bancorp, Inc.

Appendix A

Audit Committee Charter

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors of Mid Penn Bancorp, Inc., herein referred to as “Bank,” and serves the holding company and all subsidiaries. The primary function of the Audit Committee “Committee” is to assist the Board of Directors in fulfilling its statutory and fiduciary responsibilities with respect to internal controls, accounting policies, and auditing and financial reporting practices. The Audit Committee assists the Board of Directors in its oversight of:

•	The integrity of the Bank’s financial statements

•	Compliance with legal and regulatory requirements

•	The independent public accountant’s qualification and independence, and

•	The performance of the independent public accountants and the Bank’s internal audit function.

COMPOSITION OF THE AUDIT COMMITTEE

The committee will be comprised of three or more directors as determined by the Board of Directors. The members of the Committee will meet the independence and experience requirements as directed by the Sarbanes-Oxley Act and the American Stock Exchange. The members of the Committee will be comprised of directors who are independent of the management of the bank and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as an audit committee member. The members of the Committee will be elected annually at the organizational meeting of the full Board of Directors and will be listed in the annual Proxy Statement. The Board will elect one of the members of the Committee as Committee Chairperson. The Committee will meet as often as necessary to fulfill its duties and responsibilities, but not less frequently than four times a year, normally once each quarter.

The Committee shall have at least one member serve as a “financial expert” as required by the Sarbanes-Oxley Act. The Bank is required to disclose in the annual and quarterly reports to the Securities and Exchange Commission (SEC) whether or not the Committee includes at least one member who is a “financial expert” and, if not, must disclose the fact and explain why it does not have an expert serving on the Committee.

INDEPENDENT AUTHORITY OF THE AUDIT COMMITTEE

The Committee is authorized to engage independent counsel and other advisors as the Committee determines necessary to carry out its duties, and the Bank must provide appropriate funding, as the Committee determines necessary, to compensate the independent auditor and its advisors.

AUDIT COMMITTEE’S RELATIONSHIP WITH THE INDEPENDENT PUBLIC ACCOUNTANTS

The Committee has direct responsibility to select and appoint the independent public accountants (auditors).

The Committee shall oversee the external audit coverage, including annual retention of the independent auditors, the scope of the audit services, audit engagement letters, estimated fees, coordination with internal audit, monitoring of audit results and review of independent auditor’s performance and services.

The Committee shall review the results of the independent auditor’s annual audit and interim financial reviews to include: (1) annual financial statements and accompanying footnotes, (2) any significant changes required in the audit plans or scope, (3) any material differences or disputes with management encountered during the course of the audit, (4) any material management letter comments and management’s response to recommendations, (5) other matters required to be discussed by Statement on Auditing Standards No. 61.

The Committee is responsible for overseeing the resolution of any disputes between management and the independent auditors.

The Committee shall obtain and review a report from the independent auditors at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised in the most recent internal quality review or peer review and any inquiries by governmental or professional authorities regarding the firm’s independent audits of other clients, (c) any step taken to deal with any such issues, and (d) all relationships between the independent auditor and the Bank, including a review and evaluation of the lead partner and taking into account the opinions of management and the Bank’s internal auditors.

The Committee shall pre-approve the provision by the independent auditor of all audit and non-audit services.

The Committee is required to consider reports from the independent auditor on (1) the Bank’s critical accounting policies and practices, (2) all alternative treatments of financial information permitted within GAAP that have been discussed with management, the ramifications of the use of such treatments and the treatment preferred by the auditor, and (3) all other written communications between the firm and management.

The Committee is directed to resolve disagreements in analyzing any internal controls deficiencies and management or employee fraud identified in the CEO/CFO certifications required by the Sarbanes-Oxley Act.

RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE

1.	Review and update this Charter, at least annually, or as conditions dictate.

2.	Review the Bank’s financial statements and any reports or other financial information filed with the SEC, including any certification, report, opinion, or review rendered by the independent public accountants.

3.	Review with financial management and the independent public accountants the Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

4.	Review and discuss with financial management and the independent auditors the Bank’s annual audited financial statements included in Form 10-K, including disclosures made in the section regarding management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in Bank’s Form 10-K.

5.	Discuss with the independent auditors, audit coordinator and management as appropriate any weaknesses or deficiencies that any of the forgoing have identified relating to financial reporting, internal controls or other related matters and their proposals for rectifying such weaknesses or deficiencies.

6.	Inquire as to the independence of the independent public accountants and obtain from the independent public accountants, at least annually, a formal written statement delineating all relationships between the independent public accountants and the Bank as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7.	After preparation by management and review by the audit coordinator and independent public accountants, approve the financial statements required under SEC rules to be included with the Bank’s annual proxy statement. This charter is to be published as an appendix to the proxy statement at least once every three years.

8.	Responsible for the appointment, compensation and oversight of the work of the independent auditor for the purposes of preparing or issuing any audit report. The independent auditor is required to report directly to the audit committee.

9.	Review the regular internal reports to management from internal auditing and management’s response.

PROCEDURES FOR HANDLING ACCOUNTING COMPLAINTS; PROTECTION OF “WHISTLEBLOWERS”

The Committee has established procedures for the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Appendix B

Nominating and Corporate Governance Committee Policy and Charter

MID PENN BANCORP, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

POLICY AND CHARTER

Board Approved: June 25, 2003

Last Revision Date: July 25, 2007

The following Policy and Charter identifies the duties, responsibilities, policies, and authority of the Nominating and Corporate Governance Committee (Committee) of Mid Penn Bancorp, Inc. The Committee will be comprised solely of independent Directors. It will operate in compliance with all regulatory requirements including applicable SEC and Exchange governance requirements.

I.	NEW DIRECTORS – SELECTION, NOMINATION, QUALIFICATION AND RECOMMENDATION OF NEW DIRECTORS FOR SHAREHOLDER APPROVAL

1.	Selection process. Shareholders are responsible for selecting Board members who will be most likely to promote the success and economic growth of the Company and to make effective decisions about whether management is doing its job. The Committee will recommend candidates who have been identified as possessing the necessary qualifications to be an effective Director. The Board is responsible to ensure continued sound stewardship by providing shareholders with the best qualified candidates for consideration.

2.	Nomination process. The Committee process for identifying and evaluating nominees consists of compiling a list of nominees recommended by shareholders, Mid Penn Bancorp, Inc. Directors and individuals who have approached officers and Directors for consideration. Information is gathered concerning the potential Board member’s business and location of residence, shares owned, profession or business, and deposit and loan relationship with the Company. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in this Policy. The Committee screens this information to form a smaller number of final candidates to be interviewed. Upon completion of the interviews, the Committee makes a final recommendation to the full Board of Directors for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

3.	Qualifications. Candidates for Director must be qualified in terms of education, professional experience, business contacts, and special skills. Other less tangible but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other Board members, diplomacy, and independent judgment. In addition, candidates should have a vested interest in Mid Penn Bancorp, Inc. stock. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. Additional share ownership is encouraged.

4.	Re-nomination. Each annual decision to re-nominate incumbent Directors should be based on a careful consideration of each such individual’s contributions, including the value of his or her experience as a Director of Mid Penn Bancorp, Inc., the availability of new Director candidates who may offer unique contributions, and Mid Penn’s changing needs. The Nominating and Corporate Governance Committee will recommend to the full Board all members to be re-nominated.

5.	Election. Appointment and election of Director pursuant to Company’s Articles and Bylaws.

6.	Director performance. The Committee will monitor the performance of Directors based on the general criteria and the specific criteria applicable to each such Director. If any serious problems are identified, work with such Director to resolve such problems or, if necessary, seek such Director’s resignation or recommend to the Board such person’s removal.

II.	PERSONAL CHARACTERISTICS

1.	Integrity and accountability. Character is the primary consideration in evaluating any Director. Directors must have high ethical standards and integrity in their personal and professional dealings. Directors must be willing to act on and remain accountable for their Boardroom decisions.

2.	Informed judgment. A Director should be able to provide wise, thoughtful counsel on a wide range of issues. Directors should possess high intelligence and wisdom, and be able to apply it to decision making. Directors should be able to comprehend new concepts quickly.

3.	Financial literacy. Directors should be financially literate. Directors should know how to read a financial statement and understand financial ratios. Directors should have a working familiarity with basic finance and accounting practices.

4.	Mature confidence. Directors should approach others with self assurance, responsibly, and supportively. Directors should value Board and team performance over individual performance. Directors should be able to raise tough questions in a manner that encourages open discussions. Directors should be inquisitive and curious and ask questions of management.

5.	High performance standards. Directors should have a history of achievement that reflects high standards for themselves and others.

6.	Political awareness. Directors should possess an awareness of the importance of politics.

III.	CORE COMPETENCIES

1.	Accounting and finance. The Board must be able to see that shareholder value is enhanced through corporate performance and protected through adequate internal controls. The Board should possess a familiarity with financial accounting and corporate finance.

2.	Business judgment. The Board needs to be able to monitor corporate management. Directors should understand general management best practices in the banking industry.

3.	Crisis response. Directors need to be able to perform their duties and provide time during periods of crisis.

4.	Industry knowledge. The Board should have one or more Directors with in-depth industry specific knowledge, including housing, community/economic development and banking.

5.	Risk management. The Board should have one or more Directors with experience in financial, operational, political, and reputation risk management.

6.	Leadership. Directors need to possess empowerment skills and be able to motivate high level talent.

7.	Strategy/Vision. Directors should possess the skill and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to achieve its vision.

8.	Political savvy. The Board should have one or more Directors that possess the skill to be influential with policy makers at all levels.

IV.	RESPONSIBILITIES OF DIRECTORS

1.	Continuity of the Company as a sound institution with adequate capital, skilled management, and well-defined policies.

2.	Define and advance the mission and activities of the Company and address the interests of its constituencies.

3.	Insist on compliance with the laws and regulations imposed by governmental agencies.

4.	Perform certain duties as established by law and regulation.

5.	Provide that risk management policies (broadly defined) and internal controls are in place and functioning.

6.	Seek a balance between the risks and benefits of the Company’s activities.

(a)	Identify objectives and the degree of risk acceptable for attaining those objectives.

(b)	Monitor political and reputation risk trends and incorporate them into goal setting.

7.	Ensure protection of stockholders, depositors, loan customers and creditors, through internal control, independent audits, and insurance coverage.

8.	Perform duties with diligence and prudence.

9.	Assist with the business development of the Company through referrals and participation in business development efforts.

10.	The majority of the Board members will elect a Chairman upon the retirement/replacement of the Chairman.

V.	FUNCTIONAL DUTIES OF DIRECTORS

1.	To attend scheduled and special Board Meetings.

2.	To select, evaluate, counsel, compensate and appoint a competent Chief Executive Officer and provide for CEO succession.

3.	To provide leadership in planning overall affairs of the Company.

4.	Together with other Directors and management, to determine the short and long range goals of the Company and to facilitate the strategic planning process and monitor the Company’s progress toward established strategic objectives.

5.	To review, approve, and annually evaluate all operating policies of the Company.

6.	To recognize problems or issues beyond the scope of management.

7.	To take remedial or corrective action when dealing with problems.

8.	To safeguard the financial condition of the Company by periodically reviewing the Company’s financial statements.

9.	To approve operating and capital budgets.

10.	To work continuously to advance the interests of the Company.

11.	Review and critically examine common ratios and performance measurements, i.e., Return on Equity, Return on Assets, Loan to Deposit Ratio, Liquidity, Cost of Funds vs. Return on Loans and Investments (spreads), Capital to Asset Ratio.

12.	Review and evaluate the Company’s marketing strategy and marketing plan and monitor the results in achieving goals.

VI.	OTHER RESPONSIBILITIES

1.	Serve on committees, as required.

2.	Make recommendations to shareholders concerning the size of the Board and new members.

3.	Establish a retirement policy for Directors.

4.	Make recommendations for amendments to the Articles of Incorporation or Bylaws.

5.	Appoint outside auditors and review audit reports.

6.	Recommend removal of Directors for cause.

7.	Maintain the confidentiality of Company business.

8.	Recognize and avoid conflicts of interest in making Company decisions.

9.	Not permitting preferential treatment to insiders on loans or contracts for services or supplies.

10.	Annually review the Directors and Officers liability insurance coverage and review all other Company insurance coverages for adequate protection of assets and liability exposure.

11.	Periodically review peer bank financial information.

12.	Review and approve compensation and employee benefit plans.

VII.	ACCOUNTABILITY

1.	Shared accountability. Directors should demonstrate competent governance, fulfill the Company’s mission and strategic objectives, and enhance the Company’s image.

2.	Individual accountability. Directors should strive to continuously improve governance skills and financial and political literacy.

VIII.	ATTENDANCE

1. Board members are expected to attend all meetings possible. If a Director is unable to attend regularly, the Committee will determine the reasons for excessive absences and the Director’s expected future attendance. In the event a Director misses 3 consecutive meetings, or more than 25% of the meetings per year, the Committee may recommend the removal of the Director from the Board.

IX.	DIRECTORS COMPENSATION

1.	Amount determined from time to time by the Board.

2.	Directors are paid quarterly.

a.	Directors may defer a portion of their fees in a Board approved plan.

3.	Expense reimbursement for Directors’ registration, travel, meals, and lodging to attend Board approved seminars, workshops, or conventions.

X.	DIRECTORS’ POTENTIAL LIABILITY

1.	Criminal law liability.

2.	Administrative action by regulatory authorities.

3.	Civil liability. Directors are aware of the fact that Board decisions made must be in compliance with the banking laws and regulations.

XI.	EXAMINATION AND CONTROL

1.	Internal Audit and Internal Controls. Directors shall ensure that Mid Penn maintains a strong internal audit program and that adequate internal controls are in place to comply with regulatory requirements, including Sarbanes-Oxley.

2.	Annual External Audit. Directors will ensure that an annual external audit is performed on the Company’s annual financial statements and management’s evaluation of system of internal controls. The results of this audit are to be presented to the Board annually by the accountants.

3.	Examinations. All examination reports received from the Company’s regulatory agencies are to be thoroughly reviewed and any actions or responses by management concerning any violations or deficiencies must be approved by the Board and noted in the minutes.

XII.	COMPANY POLICIES

1.	Retirement Policy. The Company maintains a mandatory retirement policy for Directors. Directors who reach the age of 70 during their tenure on the Board will continue to serve until the next Annual Shareholders Meeting, at which time they will retire from the Board.

XIII.	CODE OF ETHICS

1.	Board members must comply with the Mid Penn Bancorp, Inc. Directors, Senior Management and Employee Code of Ethics which is attached to this Policy as Exhibit A.

XIV.	CORPORATE GOVERNANCE

1.	The Committee shall develop and recommend to the Board a Corporate Governance Policy and any changes therein, setting forth the corporate governance principles applicable to Mid Penn Bancorp, Inc.

2.	The Committee shall monitor and make recommendations to the Board on other matters of Board policies and practices relating to corporate governance.

3.	The Committee shall review and make recommendations to the Board regarding proposals of shareholders that relate to corporate governance.

4.	The Committee also shall undertake such additional activities within the scope of its primary functions as the Committee may from time to time determine.

5.	The Committee shall have the right to use reasonable amounts of time of Mid Penn’s internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants. Engaging the Company’s independent auditor will be done in conformity with the Pre-Approval Policy for Services by Independent Auditors.

XV.	LEADERSHIP

1.	Chairman of the Board. The Board of Directors will elect a Chairman of the Board who may be the President/CEO of the Company or an outside Director. The Chairman shall have the authority to call meetings of the Board of Directors. He/She will chair the meetings of the Board of Directors and the Annual Meeting of Shareholders. The Chairman sets the Board agenda in coordination with the Lead Director and oversees the Board information that is sent to Board members prior to Board Meetings.

2.	Vice Chairman and Lead Director (“Vice Chairman”). The Vice Chairman provides input to the Chairman/CEO on agenda items and information requested by members of the Board of Directors. The Vice Chairman chairs the Board Meetings when the Chairman is not in attendance. The Vice Chairman chairs meetings of the independent Directors and facilitates communications between the independent Directors and the CEO. The Vice Chairman has the authority to call meetings of the independent Directors, set the agendas and lead the meetings of the independent Directors. The Vice Chairman shall serve as the liaison between the independent Board members and the Chairman/CEO and shall share appropriate information concerning issues arising at independent Board Meetings. The Vice Chairman is an independent Director and does not have a role in Company operations. Officers and employees report to the CEO, not to the Vice Chairman. The Vice Chairman is elected by the Board of Directors.

EXHIBIT A

MID PENN BANCORP, INC. AND MID PENN BANK

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEE

CODE OF ETHICS

Board Approved: June 25, 2003

Last Revision Date: January 24, 2007

The Directors, the CEO, the CFO, the employees and individuals designated as “Insiders” in Mid Penn Bancorp, Inc. and Mid Penn Bank (the “Company”) hold an important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect and preserve the interests of all of the Company’s constituents, including shareholders, customers and citizens of the communities in which we conduct business. The maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the Company’s business and the maintenance of the public’s trust. This Code of Ethics prescribes the policies and procedures to be employed and enforced in the Company’s operations.

•	It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the Company.

•

This Code cannot anticipate every possible situation or cover every topic in detail. From time-to-time the Company may establish compliance programs to address specific subjects or you may find certain topics also covered in the Employee Reference Handbook. If you are unclear about a situation, seek guidance before taking action.

•	The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

•

You must comply with all applicable governmental laws, rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the Company to criminal or civil prosecution. Any violation of this Code or other compliance programs may result in corrective action, up to and including termination. The Company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

•

You are responsible for reporting suspected violations of this Code to our Corporate Compliance Officer or by following the procedures in the Whistleblower Policy located in the Company’s Employee Reference Handbook.

•

If you have a question about a topic covered in this Code, please review Mid Penn’s Employee Reference Handbook. If you still have a concern regarding any unethical or illegal conduct, please contact our Corporate Compliance Officer or follow the guidelines in the “Whistleblower” section of the Company’s Employee Reference Handbook.

Conflicts of Interest

A “conflict of interest” exists any time you face a choice between what is in your personal interest (financial or otherwise) and the interest of the Company. These situations are not always easy to avoid. When a conflict of interest arises, it is important that you act with great care to avoid even the appearance that your actions were not in the best interest of the Company. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify our Corporate Compliance Officer immediately.

Ownership Interests

Board of Directors approval is required for the Company to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns – directly or indirectly – an interest. Any loan requests by executive officers and directors will need final approval by the Board of Directors and must be in compliance with Regulation O.

Gifts, Meals, Services and Entertainment

You should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Company’s best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which you would reasonably expect to give something similar in return in the normal course of business.

Safeguarding Company Assets/Accuracy of Books and Records

The Company maintains internal controls to provide direction on protecting Company assets and financial accountability. The controls are based upon the following principles.

Do not:

•	Make personal use of Company assets that creates any additional costs for the Company, interferes with work duties or violates any Company policies;

•	Allow Company property to be used to help carry out illegal acts;

•	Manipulate financial accounts, records or reports for personal gain;

•	Maintain off-the-book accounts to facilitate questionable or illegal payments; or

•	Violate any law or regulation.

Do:

•	Ensure effective internal controls and procedures are designed and implemented;

•	Prepare project budget proposals with accurate information;

•	Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions;

•

Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and

•	Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the Securities Exchange Commission and other public communications made by the Company.

•	All employees, officers and directors are required to respond honestly and candidly when dealing with the bank's independent and internal auditors, regulators and attorneys.

Safeguarding Confidential Information

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company’s customers and suppliers, and all other non-public information that might be of use to the Company’s competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

Insider Trading

Insider trading is a crime that can carry severe penalties. If you know material, confidential information about the Company or any company with whom we have a business relationship and you trade Company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Insider Trading Policy and the Employee Handbook for details on our insider trading policy.

Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in the Company’s stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the Company. This policy forbids you from trading not only in Company stock, but also in stock of our suppliers, customers or other companies with whom we have a business relationship, while in possession of material inside information, learned in the course of your employment at our Company.

We encourage all members of the Board of Directors, officers and employees to invest in our stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. When you have such information:

•

Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the Company to make a premature or unplanned public announcement. This “tipping” may be illegal and damaging to the Company.

•

In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the Company’s stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of the Company and stockbroker records of stock trading transactions. This investigation could damage our Company’s reputation and result in liability or penalties, including criminal charges and fines against the individual.

•

This policy against insider trading also covers transfers into and out of the Company stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled purchases of the Company stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, you must contact our Corporate Compliance Officer in advance.

Bribery, Kickbacks and Other Improper Payments

The Company, our Board of Directors, officers and employees must maintain high ethical and professional standards in all dealings.

•

Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

•

Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, the Company does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

•	Document any entertainment of and gifts to customers and potential customers.

•	Loans are not made by the Company to its Board members, officers or employees. Loans may be made by our banking subsidiaries and will comply with all federal and state laws, statutes and regulations.

•	Do not solicit for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company.

•

Do not accept anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215(c)) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Reporting Standards

Full, fair, accurate, and timely reporting of all financial matters is a high priority. Periodic reports to the SEC and other regulatory entities must be comprehensive, timely, and accurate. Any discrepancies or shortcomings discovered through the reporting process must immediately be brought to the attention of senior management, and where appropriate, the Audit Committee and Board of Directors. In the event you feel that your reporting of these issues is not adequately resolving the issue, you should follow the procedures described in the Whistleblower Policy as contained in the Company’s Employee Reference Handbook.

ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge that I have received a copy of the Mid Penn Bancorp, Inc. and Mid Penn Bank Code of Ethics, as revised January 24, 2007. I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me. I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign.

Date	Signature

PRINT NAME

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE		PROXY MID PENN BANCORP, INC.			For	With- hold
	ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS			1.	ELECTION OF 3 CLASS A DIRECTORS TO SERVE FOR A 3-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.	☐	☐

The undersigned hereby constitutes and appoints Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Mid Penn Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, April 22, 2008 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin

The Board of Directors recommends a vote FOR these nominees.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED BELOW).

						For	Against	Abstain
				2.	THE SHAREHOLDER PROPOSAL TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.	☐	☐	☐
The Board of Directors recommends a vote AGAINST the shareholder proposal as presented.

				3.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND AGAINST THE SHAREHOLDER PROPOSAL.
Please be sure to sign and date this Proxy in the box below.			Date

	Shareholder sign above	Co-holder (if any) sign above

¿ Detach above card, sign, date and mail in postage paid envelope provided. ¿

MID PENN BANCORP, INC.

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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